Exhibit 10.2

RESTRICTED STOCK UNIT GRANT AGREEMENT

This restricted stock unit Agreement is made and entered into as of <<grant date>>, by and between CSX Corporation (“CSX”), a Virginia corporation, and «First_Name» «Last_Name» (the “Participant”). CSX grants restricted stock units (“RSUs”) to encourage a long-term perspective and commitment from its employees.

In consideration of their mutual promises and undertakings, CSX and Participant mutually agree as follows:

1.	Award. In consideration of Participant’s continued and uninterrupted employment with CSX, or an Affiliate thereof, for the period from <<grant date>> through <<grant date -1>> (the “Restricted Period”), the Participant is hereby granted «RSUs» RSUs wherein each unit represents one share of CSX Corporation common stock, $1 par value (“CSX Stock”).

2.	Vesting. The Restricted Stock Units shall fully vest on <<vest date>> upon Recipient’s completion of the Restricted Period, except as provided below in Section 5.

3.	Delivery of Shares and Holding Period. Payment of vested RSUs will be made as soon as practicable after completion of the Restricted Period in the form of CSX Stock. If Recipient is a member of the Executive Team at the time of vesting, such shares may not be sold for a period of one year following vesting with the following exceptions: (i) after the Recipient terminates employment, (ii) for payment by Recipient of applicable withholding taxes, (iii) where Recipient sells shares in connection with a change in control event as defined by the CSX Stock and Incentive Award Plan, and (iv) a person or entity that acquires the shares from the Recipient by will or the laws of descent and distribution.

4.	CSX Stock and Incentive Award Plan. The grant hereunder is made under the CSX Stock and Incentive Award Plan (the “Plan”), the provisions of which (including defined terms) are hereby incorporated by reference except as otherwise provided specifically herein.

5.	Termination of Employment. In the event of a termination of Participant’s employment before the end of the Restricted Period for any reason other than death, disability or retirement, all RSUs shall be terminated. In the event of a termination of Participant’s employment before the end of the Restricted Period by reason of Participant’s death or disability, full and immediate vesting shall apply, and CSX Stock shall be issued as soon as practicable following such event. In the event of a termination of Participant’s employment before the end of the Restricted Period by reason of retirement, pro rata vesting shall apply, and CSX Stock shall be issued at the end of the Restricted Period. The pro rata computation will be determined based upon the number of months of employment completed during the Restricted Period.

Notwithstanding the foregoing, if the Participant’s employment is terminated by reason of Retirement before the expiration of the Restricted Period and the Participant “Engages in Competing Employment” prior to expiration of the Restricted Period, then the RSUs shall be terminated without further obligation on the part of CSX or any Affiliate. A Participant Engages in Competing Employment if the Participant works for or provides services for any “Competitor,” on the Participant’s own behalf or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner or employee. For this purpose, a Competitor is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes.

For purposes of this Agreement, retirement shall mean the attainment of age 55 and 10 years of service with the Company or an Affiliate, or attainment of age 65. Disability shall mean the Participant’s becoming disabled within the meaning of the long-term disability plan of the Company covering the Participant.

Any RSUs granted to the Participant that do not vest under the terms of this Agreement shall be terminated.

6.	Dividend Equivalents. During the Restricted Period, CSX will pay to Participant, based upon the number of RSUs granted, an amount equal to dividends (“Dividend Equivalents”) declared and payable on the CSX Stock subject to applicable withholding taxes. The Dividend Equivalents will be taxed as compensation. In the event of retirement prior to the end of the Restricted Period, Participant shall receive Dividend Equivalents on the pro-rated number of shares throughout the remaining portion of the Restricted Period.

7.	Withholding of Tax. Participant shall be solely responsible for any and all federal, state and local taxes that may be imposed on the Participant as a result of the vesting of the RSU grant, the receipt of CSX Stock, and receipt of dividend equivalents. CSX is required to withhold income taxes at the prescribed supplemental income and employment tax rates at the time such taxes are due. Upon issuance of CSX stock, CSX will withhold the minimum number of whole shares equal in value to such required withholding amount. No additional voluntary withholding amount is permitted.

8.	Assignment of Restricted Stock Units Prohibited. The RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.

9.	Shareholder Rights. The RSUs shall confer no other shareholder rights upon the Participant except as provided herein unless and until such time as the award has been settled by the issuance of CSX Stock to the Participant.

10.	Not a Contract of Employment or Right to Future Awards. Nothing in this Agreement shall be interpreted or construed to create a contract of employment between the Company and the Participant or a right to receive equity awards in the future. This Agreement is intended solely to provide Participant an incentive to continue existing employment.

11.	Section 409A. Participant understands and agrees that all payments made pursuant to this Agreement are intended to be exempt or comply with Section 409A of the Code, and shall be interpreted on a basis consistent with such intent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of <<grant date>>.

PARTICIPANT:		CSX CORPORATION

By:
«First_Name» «Last_Name»		Michael J. Ward
Employee Number: «EmpID»		Chairman, President
Chief Executive Officer
Date:

Please print, sign and return both pages of agreement to:

Compensation@csx.com

or

CSX Executive Compensation:

500 Water Street – J905

Jacksonville, FL 32202

2016